Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 22, 2015
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2015, consolidated net income available to common shareholders was $1,510,000, or $0.19 per diluted common share. This compared to consolidated net income of $1,526,000, or $0.19 per diluted common share, for the prior quarter and $2,537,000, or $0.32 per diluted common share for the same period a year ago.

Total assets were $764 million at June 30, 2015, an increase of $10.5 million over March 31, 2015 and $85.7 million over June 30, 2014. Gross loans were $463.5 million as of June 30, 2015, an increase of $10.3 million over March 31, 2015, and an increase of $27.8 million over June 30, 2014. The Company’s total deposits were $683.9 million as of June 30, 2015, an increase of $10.9 million over March 31, 2015, and an increase of $81.0 million over June 30, 2014.

Net interest income was $6,200,000 for the three months ended June 30, 2015, consistent with $6,201,000 for the prior quarter and $6,175,000 for the same period last year. The increase in loan volume, referenced above, has been offset with continued margin compression. The Company’s net interest margin for the three months ended June 30, 2015 was 3.70%, compared to 3.74% for the prior quarter, and 4.07% for the same period last year.

“Solid year over year loan and deposit growth was punctuated by a late second quarter push. We are optimistic that recent activity and the continued strength in the loan pipeline will support continued growth through the remainder of the year,” stated Chris Courtney, President and CEO.

Non-interest expense for the three months ended June 30, 2015 totaled $5,193,000, compared to $5,099,000 during the prior quarter, and $4,989,000 for the same period last year. The increase compared to last quarter is the result of a recovery of impaired loan expense, corresponding to the payoff of a non-performing loan, during the prior quarter. The increase compared to the same period last year corresponds to growth in full time equivalent staff from 144 to 152. Deposit servicing costs associated with deposit growth and transaction activity have also increased.

Non-interest income for the three months ended June 30, 2015 totaled $1,156,000, compared to $1,027,000 during the prior quarter, and $927,000 for the same period last year. The increase compared to the prior periods is primarily the result of gains associated with called securities in the investment portfolio.

Non-performing assets as of June 30, 2015 were $5,197,000, or 0.68% of total assets, compared to $5,246,000, or 0.70% of total assets, as of March 31, 2015, and $5,065,000, or 0.75%, at June 30, 2014.  The ratio of loan loss reserves to gross loans decreased to 1.59% as of June 30, 2015, compared to 1.63%, at March 31, 2015, and 1.74% at June 30, 2014. Improvement in economic conditions and noted trends of credit quality, has allowed the Company to maintain its reserve level in spite of recent loan growth. Accordingly, the Company did not record a provision for loan losses in the second quarter. During the prior quarter a reversal of loan loss provisions of $125,000 was warranted. During the same period last year a recovery of $1,877,000 was recognized in income through a credit to the loan loss provision.

The Company recently announced the payment of a cash dividend of $0.11 per share of common stock to its shareholders of record at the close of business on July 20, 2015. In aggregate, the distribution will amount to approximately $888,000, with a payable date of July 30, 2015. This is the second dividend payment made by the Company in 2015.

The Company currently operates through 15 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company also announced plans to open a second location in Sonora later this year.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2015	2015	2014	2014	2014

Net interest income	$6,200	$6,201	$6,621	$6,389	$6,175
(Recovery of) provision for loan losses	-	(125)	-	-	(1,877)
Non-interest income	1,156	1,027	1,086	940	927
Non-interest expense	5,193	5,099	5,252	5,112	4,989
Net income before income taxes	2,163	2,254	2,455	2,217	3,990
Provision for income taxes	653	728	813	682	1,453
Net income	$1,510	$1,526	$1,642	$1,535	$2,537

Earnings per common share - basic	$0.19	$0.19	$0.21	$0.19	$0.32
Earnings per common share - diluted	$0.19	$0.19	$0.20	$0.19	$0.32
Dividends paid per common share	$-	$0.10	$-	$0.065	$-
Return on average common equity	7.94%	8.22%	8.80%	8.44%	14.53%
Return on average assets	0.81%	0.82%	0.91%	0.88%	1.50%
Net interest margin (1)	3.70%	3.74%	4.19%	4.13%	4.07%
Efficiency ratio (2)	68.38%	68.75%	67.01%	66.76%	67.55%

Capital - Period End
Book value per common share	$9.43	$9.39	$9.29	$9.01	$8.84

Credit Quality - Period End
Nonperforming assets/ total assets	0.68%	0.70%	0.74%	0.61%	0.75%
Loan loss reserve/ gross loans	1.59%	1.63%	1.66%	1.73%	1.74%

Period End Balance Sheet
($ in thousands)
Total assets	$764,008	$753,552	$749,665	$706,821	$678,319
Gross loans	463,463	453,165	454,471	435,776	435,671
Nonperforming assets	5,197	5,246	5,584	4,333	5,065
Allowance for loan losses	7,390	7,409	7,534	7,541	7,602
Deposits	683,937	672,991	669,581	630,178	602,978
Common equity	76,165	75,816	75,041	72,793	71,369

Non-Financial Data
Full-time equivalent staff	152	148	148	145	144
Number of banking offices	15	15	15	14	14

Common Shares outstanding
Period end	8,072,655	8,075,355	8,074,855	8,074,855	8,075,855
Period average - basic	7,992,296	7,972,225	7,960,108	7,959,316	7,953,499
Period average - diluted	8,036,691	8,024,756	8,015,511	8,011,125	8,001,815

Market Ratios
Stock Price	$9.86	$9.86	$10.16	$10.03	$9.93
Price/Earnings	13.01	12.70	12.41	13.11	7.76
Price/Book	1.05	1.05	1.09	1.11	1.12

	SIX MONTHS ENDED
	JUNE 30, 2015

Net interest income	$12,401	$12,279
(Recovery of) provision for loan losses	(125)	(1,877)
Non-interest income	2,183	1,737
Non-interest expense	10,292	9,870
Net income before income taxes	4,417	6,023
Provision for income taxes	1,381	2,078
Net income	$3,036	$3,945

Earnings per common share - basic	$0.38	$0.50
Earnings per common share - diluted	$0.38	$0.49
Dividends paid per common share	$0.10	$0.10
Return on average common equity	8.08%	11.65%
Return on average assets	0.81%	1.17%
Net interest margin (1)	3.72%	4.06%
Efficiency ratio (2)	68.56%	67.91%

Capital - Period End
Book value per common share	$9.43	$8.84

Credit Quality - Period End
Nonperforming assets/ total assets	0.68%	0.75%
Loan loss reserve/ gross loans	1.59%	1.74%

Period End Balance Sheet
($ in thousands)
Total assets	$764,008	$678,319
Gross loans	463,463	435,671
Nonperforming assets	5,197	5,065
Allowance for loan losses	7,390	7,602
Deposits	683,937	602,978
Common equity	76,165	71,369

Non-Financial Data
Full-time equivalent staff	152	144
Number of banking offices	15	14

Common Shares outstanding
Period end	8,072,655	8,075,855
Period average - basic	7,982,316	7,916,034
Period average - diluted	8,030,756	7,971,802

Market Ratios
Stock Price	$9.86	$9.93
Price/Earnings	12.86	9.88
Price/Book	1.05	1.12

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.